Portions of this document have been redacted pursuant to a Request for Confidential Treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Redacted portions are indicated with the notation “*”.

MASTER SERVICE PROVIDER AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of the 14th day of March, 2012 (“Effective Date”), by and between Anthrogenesis Corporation, a New Jersey Corporation, doing business as Celgene Cellular Therapeutics (a wholly owned subsidiary of Celgene Corporation) having its principal place of business at 33 Technology Drive, 2nd Floor, Warren, NJ 07059 (together with its affiliates hereinafter collectively referred to as “CCT”) and Enumeral Biomedical Corporation, having a place of business at 1450 Broadway, 24th Floor, New York, NY 10018 (hereinafter called “Service Provider”).

In consideration of the mutual promises contained herein, the parties hereby mutually agree as follows:

1.   Appointment

Service Provider will perform the services (the “Services”) described in the attached Exhibit(s), made fully a part hereof, according to the timeframes and schedules listed in said Exhibit(s). In the event that the parties hereto shall reach agreement with respect to the provision of additional services hereunder, such services shall be set forth in writing and attached hereto as additional Exhibit(s), which Exhibit(s) shall be made fully a part hereof, and such services shall be deemed to be Services hereunder. No such additional services shall be approved without first being reduced to a writing, which is executed by the parties hereto. To the extent that terms contained in Exhibit(s) conflict with this Agreement, the terms and conditions of this Agreement will control. Service Provider shall advise CCT of the names and provide CCT with the resume(s) of personnel prior to assigning them to perform the Services if requested by CCT. CCT reserves the right, at its sole discretion, to reject any personnel.

2.   Compensation

In consideration for Service Provider’s satisfactory performance of the Services, CCT shall pay Service Provider a fee in the amount and on the terms specified in Exhibit(s) attached hereto. Invoices must reference the appropriate purchase order number and sent to the attention of Accounts Payable, Celgene Cellular Therapeutics, 7 Powder Horn Drive, Warren, NJ 07059.

CCT shall pay the amount of each invoice received from Service Provider within forty-five (45) days of receipt by CCT unless CCT has notified Service Provider within such forty-five (45) day period that it disputes any particular invoiced item(s), which dispute the parties shall attempt in good faith to resolve. Because of the difficulty in substantiating the validity of claims for payment increases with time, CCT reserves the right to decline to pay on invoices more than ninety (90) days after an expense has been incurred. In no event will CCT pay on invoices submitted more than one hundred eighty (180) days after an expense has been incurred.

Enumeral Biomedical CCT MSPA 2.17.12 rao (28651)	1

3.   Confidentiality

“Confidential Information” shall, for the purpose of this Agreement, mean all information in any form, tangible or intangible, which may be disclosed, or has been disclosed by CCT to Service Provider in writing, orally or by observation which is nonpublic, proprietary, a trade secret, or confidential in nature and all of the information obtained from CCT or generated by Service Provider during the course of its work for CCT. Service Provider agrees to hold in trust and confidence all Confidential Information. Service Provider further agrees that it shall not disclose all or any part of such Confidential Information to any third party or make any use thereof (except to perform the Services pursuant to the provisions of this Agreement), or publish or present any work which in whole or in part uses or includes Confidential Information, without the prior written consent of CCT. Service Provider agrees to restrict access to all Confidential Information to only such limited group of its authorized employees, who require such information in connection with the performance of Services under this Agreement. Such authorized employees shall be under confidentiality obligations at least as restrictive as set out in this Agreement. It is understood, however, that this restriction shall not apply to information which Service Provider can demonstrate by its competent written records predating disclosure under this Agreement (i) was known to it prior to the relationship between CCT and Service Provider, (ii) was lawfully revealed to Service Provider by a third party which has the legal right to disclose such information, or (iii) is or becomes part of the public domain through no fault of Service Provider. Service Provider shall return to CCT or destroy all Confidential Information in tangible form (including all copies, extras or derivatives thereof in any medium) within thirty (30) days after the termination or expiration of this Agreement, or upon request from CCT, whichever comes first, except that Service Provider may keep one (1) archival copy of such information in its legal files solely for the purpose of monitoring compliance under this Agreement.

4.   Intellectual Property

4.1   Work for Hire

The parties expressly agree that all work performed under this Agreement is a work made for hire as defined under 17 USC Section 101. All communications, materials, concepts and plans developed by Service Provider which are or have been made, conceived or written by Service Provider or its employees and which are based upon Services performed by Service Provider for CCT shall belong exclusively to CCT, including, without limitation, all rights to obtain copyrights therein. In cases where an original work or a copy of an original work cannot be assigned to and owned by CCT, CCT shall be notified by Service Provider, and Service Provider shall obtain rights of use in CCT’s favor, as CCT may require. All communications, materials and artwork provided by CCT shall also remain the property of CCT, including, without limitation, any copyrights or other intellectual property rights therein.

4.2   Assignment of Intellectual Property

Service Provider hereby assigns to CCT all intellectual property, including, but not limited to, all patents, patent applications, copyrights, discoveries and inventions, whether patentable or not, conceived or reduced to practice by Service Provider or its employees, agents or consultants, alone or jointly with others, during the term of this Agreement, which intellectual property either (i) based upon any information received from CCT or (ii) directly arising from the Services provided by Service Provider to CCT hereunder (“Intellectual Property”). Service Provider agrees to disclose promptly and fully all Intellectual Property and to assist, and cause its employees, agents and consultants to assist, CCT in every reasonable way, at CCT’s expense, to protect the rights of CCT or any affiliate in the Intellectual Property, including, without limitation, to obtain patents and copyrights thereon in any and all countries.

4.3   Background Technology

Notwithstanding the foregoing, nothing in this Agreement expressly or otherwise provides for a license to Celgene of Service Provider’s pre-existing technology, or any inventions, discoveries or improvements to Service Provider’s pre-existing technology which in no way incorporates, references or utilizes any Celgene Confidential Information (together, “Improvements”), whether patentable or not. For clarity, Improvements will be owned solely by Service Provider including, but not limited to, use of Service Provider’s technology to measure from patient-derived materials, the single cell secretion of certain proteins with potential utility in determining the presence or absence of disease processes.

5.   Term and Termination

This Agreement shall be effective as of the Effective Date and shall remain in full effect for three (3) years from the Effective Date, unless terminated in accordance with the terms below and may be renewed by mutual consent of Service Provider and CCT for such additional period as the parties may agree upon; provided, however, if an Exhibit for Services is executed by the parties prior to the expiration or termination of this Agreement and the Services under the Exhibit have not been completed prior to the expiration or termination of the Agreement, then the term of this Agreement shall be automatically extended to expire on the earlier of (a) the completion of the Services under the Exhibit, or (b) the termination by the parties of such Exhibit in accordance with Section 5(a) or 5(b) below:

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a.	CCT may:

(i) terminate this Agreement or any Exhibit, at any time upon thirty (30) days written notice to Service Provider;

(ii) terminate this Agreement immediately, in the event of the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by Service Provider, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of debtors by Service Provider, except for the filing of a petition in involuntary bankruptcy against Service Provider which is dismissed within thirty (30) days thereafter;

(iii) give notice of the immediate termination of this Agreement in the event Service Provider shall materially default in the performance of any duty or obligation imposed upon it by this Agreement and such default shall continue for a period of thirty (30) days after written notice thereof has been given to Service Provider by CCT.

b.	Service Provider may:

(i) terminate this Agreement in the event CCT shall materially default in the performance of any duty or obligation imposed upon it by this Agreement and such default shall continue for a period of thirty (30) days after written notice thereof has been given to CCT by Service Provider.

Termination or expiration of the term hereof shall not relieve Service Provider of the obligations imposed upon Service Provider, as set forth in paragraph 16.5. In the event of termination by CCT for any reason other than Service Provider’s breach of the terms of this Agreement, Service Provider shall be reimbursed for costs incurred directly in the performance of the Services prior to the date of the notice of termination, and for all reasonable non-cancelable commitments incurred directly in the performance of the Services and outstanding as of that date, provided that Service Provider uses its best efforts to mitigate same.

6.   Independent Contractor

The relationship of Service Provider to CCT is that of an independent contractor and nothing herein shall be construed as creating any other such relationship. Service Provider may adopt such arrangements as it may desire with regard to the details of the Services performed hereunder, the hours during which the Services are to be provided, and the place or places where the Services are to be furnished, provided that such details, hours and places shall be consistent with the proper accomplishment of the Services, and provided further that the Services shall be performed in a manner calculated to attain the most satisfactory results for CCT. CCT and Service Provider acknowledge and agree that the personnel employed by Service Provider in performing the Services shall remain at all times employees of Service Provider, and Service Provider shall remain solely liable for all aspects of the employment of such persons including, recruitment, termination, training, promotion, compensation, benefits, F.I.C.A., payroll taxes and all other deductions or payments to be made by employers for or on behalf of employees. Service Provider shall not be, and shall not represent itself, or any of its employees, officers, directors, representatives, agents or contractors to anyone as an employee of CCT, or as being entitled to any employment rights or benefits from CCT.

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7.   Compliance

In the event Service Provider is to perform any of the Services on CCT’s premises, Service Provider agrees that it shall comply with the applicable safety rules and regulations of the particular location where the Services are to be performed, and CCT agrees that said safety rules and regulations shall be made available to Service Provider before the commencement of performance of any such Service.

In the event Service Provider receives notice of an adverse event in error from a third party, Service Provider will inform Celgene’s Drug Safety Group within twenty-four (24) hours of receiving the notice, via Global Drug Safety Department, 86 Morris Avenue, Summit, NJ 07901, phone: 800-640-7854; fax 908-673-9115/9154. The Service Provider shall collect from the reporter and provide to Celgene the following minimum information: name, credentials, address, telephone and fax number of the reporter of the adverse event.

8.   Audit

8.1  During the term of this Agreement and for two (2) years after its expiration or termination, CCT shall have the right to audit and inspect all documentation related to the Services, including any financial records of Service Provider associated with this Agreement or any Exhibit under this Agreement. Service Provider will make available all such documentation upon request for inspection, copying, review and audit at reasonable times by representatives of CCT or any regulatory agencies. Such records may include, without limitation, invoice records, invoices from third parties, contracts with third parties and payments relating to this Agreement. To the extent such records are not separable from other customer records, Service Provider will give reasonable access to the records to an independent auditor selected by CCT, who will audit the records and may disclose the results of the audit only to the extent it relates to this Agreement. In no event shall other customer information be disclosed to CCT.

8.2   CCT will have the right, but not the obligation, to independently visit Service Provider or any sites where the Services are performed to review performance of Services herein. In the event CCT intends to undertake such visits, CCT will provide reasonable notification to Services Provider, and Service Provider will provide assistance and cooperation.

8.3   Service Provider agrees to take reasonable steps that are requested by CCT as a result of an audit to cure deficiencies in all documentation related to the Services. Service Provider will retain copies of all documentation related to the Services, in conformance with applicable national and local regulations and as specified by CCT. Service Provider agrees to advise CCT of any regulatory inspection and to provide CCT with a copy of any inspection report. Any response to a regulatory agency will be subject to approval by CCT prior to issuance. Such approval will not be unreasonable withheld.

9.   Indemnification

9.1   Indemnification by Service Provider

Service Provider shall indemnify, defend and hold harmless CCT and its officers, directors, employees and agents from and against all claims, causes of action, suits, damages and costs arising out of, resulting from, or otherwise in respect of, the negligent acts, or willful misconduct of Service Provider or its officers, directors, employees or agents pertaining to the activities to be carried out pursuant to Service Provider’s obligations under this Agreement; provided, however, that Service Provider shall not hold CCT harmless from claims to the extent arising out of the negligence or willful misconduct of CCT or its officers, directors, employees or agents.

9.2   Indemnification by CCT

CCT shall indemnify, defend and hold harmless Service Provider and its officers, directors, employees and agents from and against all claims, causes of action, suits, damages and costs arising out of, resulting from, the negligent acts or willful misconduct of CCT or its officers, directors, employees or agents pertaining to the activities to be carried out pursuant to this Agreement; provided, however, that CCT shall not hold Service Provider harmless from claims to the extent arising out of the negligence or willful misconduct of Service Provider or its officers, directors, employees or agents.

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10.   Equal Opportunity

Service Provider acknowledges that it understands that CCT is an Equal Opportunity Employer and Service Provider warrants that Service Provider complies with the Fair Labor Standard Act of 1938, as amended. Service Provider agrees that, if this Agreement is construed to be a subcontract within the meaning of the Rules and Regulations approved by the United States Secretary of Labor pursuant to Executive Order 11246, as amended, the Vietnam Era Veterans Readjustment Act of 1974, as amended, or the Rehabilitation Act of 1973, as amended, or of the regulations issued pursuant to Executive Order 11625, the provisions of those regulations as well as the Equal Opportunity and Nondiscrimination provision of Section 202 of Executive Order 11246 shall be incorporated herein by reference and shall be binding upon Service Provider as part of this Agreement.

11.   Insurance

Commencing with the performance of Services hereunder, Service Provider shall during the term of Service Provider’s obligations under Section 9 hereof, maintain insurance of the type and minimum coverage indicated below. The term of coverage shall be evidenced by certificates of insurance to be furnished at CCT’s request.

Type	Minimum Limits
Worker’s Compensation	Statutory
Employer’s Liability	$100,000
General Liability	$1,000,000 (Combined single limit)
Automobile – any auto	$1,000,000 (Combined single limit)

12.   Service Provider’s Warranties; Conflicts of Interest

12.1   No Conflict of Interest or FDA Debarment

Service Provider represents and warrants that: (i) it has no obligations to any third party which (a) will in any way limit or restrict its ability to perform Services for CCT hereunder or (b) conflict with the rights granted to CCT hereunder, (ii) it shall not disclose to CCT, nor make any use of in the performance of Services hereunder any trade secrets or confidential or proprietary information of any third party without the consent of such third party, and (iii) it has not been debarred or suspended by the FDA from providing services to a company that has a pending or approved drug product application.

12.2   Requirement to Advise of Future Conflicts

Service Provider further warrants and affirms that it shall advise CCT of any relationship described in Section 12.1(i) that might arise during the term of this Agreement. In such event, CCT shall have the option to immediately terminate this Agreement without further liability to Service Provider other than the obligations to pay for Services actually rendered as of the date of termination.

12.3   Professional Standards

Service Provider warrants that (i) it possesses the necessary expertise to perform the Services hereunder consistent with the highest professional standards of the industry, and (ii) the Services will be performed in a professional and workmanlike manner consistent with the highest professional standards of the industry. Service Provider shall re-perform any Services not in compliance with this warranty brought to its attention within a reasonable time after those Services are performed.

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13.    Tax Reporting and Payment

Any tax or other governmental charges that apply to this Agreement or to the compensation payable to Service Provider hereunder are conclusively presumed to be included in such compensation and accordingly, any such tax or governmental charge shall not be added to any invoice submitted by Service Provider. CCT is not responsible for payment of any employment, self-employment, or withholding taxes imposed as a result of the performance of Services under this Agreement, whether by Service Provider, its employees, agents, consultants or sub-contractors. Service Provider shall maintain records of the employee benefits provided to any employee of Service Provider performing Services hereunder on a substantially full-time basis for a period of one (1) year or longer and such other information needed by CCT to demonstrate compliance with the requirements of Internal Revenue Code Section 414(n) and related sub-sections, as amended from time-to-time, pertaining to “leased employees”. For this purpose “on a substantially full-time basis” shall mean fifteen hundred (1,500) hours in a twelve (12) month period or such amount specified by US tax regulation or notice in effect during the term of this Agreement. Service Provider shall maintain such records for at least six (6) years and furnish such data to CCT at its request.

14.    Notice

Any notice or other communication required or permitted under this Agreement shall be in writing and shall be made by overnight courier or certified mail, return receipt requested, and will be deemed given as of the date it is received by the receiving party. Notice shall be given to the parties at the address listed below:

If to Service Provider:

Enumeral Biomedical Corporation

1450 Broadway, 24th Floor

New York, NY 10018

Attention: Arthur Tinkelenberg

If to CCT:

Celgene Cellular Therapeutics

33 Technology Drive, 2nd Floor

Warren, NJ 07059

Attention: *

With a copy to:

Vice President, Legal and Chief Counsel

Celgene Corporation

86 Morris Avenue

Summit, NJ 07901

Fax: (908) 673-2771

15.	Miscellaneous Provisions

15.1	Assignability

No assignment by Service Provider of this Agreement or any of its rights, duties or obligations hereunder, shall be effective without CCT’s prior written consent, and any attempted assignment in violation of this paragraph 16.1 shall be void.

15.2	Relief

In the event of the actual or threatened breach by Service Provider of any of the terms of paragraphs 3 or 4 hereof, CCT shall have the right to specific performance and injunctive relief. The rights granted by this paragraph are in addition to all other remedies and rights available at law or in equity.

15.3	Complete Agreement

This Agreement, together with any Exhibit(s) attached hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and there are no other agreements or understandings, written or oral, between the parties relating to the subject matter of this Agreement.

15.4	Amendments

This Agreement may not be altered, changed or amended except by a writing signed by each of the parties hereto.

15.5	Survival

The provisions of paragraphs 3, 4, 8, 9, 10, 11, 12, 13, 15.9 and 15.10 of this Agreement shall survive the expiration and/or termination of this Agreement.

15.6	Severability

In the event that any provision of this Agreement is held illegal or invalid for any reason, such provision shall not affect the remaining parts of this Agreement, but this Agreement shall be construed and enforced as if that legal and invalid provision had never been inserted herein.

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15.7	Captions and Headings

The captions and headings in this Agreement are for convenience and reference only, and they shall in no way be held to explain, modify, or construe the meaning of the terms of this Agreement.

15.8	Counterpart Originals

This Agreement may be executed in multiple counterparts, each of which, when executed shall be deemed to be an original and all of which together shall constitute one and the same document.

15.9	Governing Law; Jurisdiction

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey without giving effect to the choice of law principles thereof. The parties hereby consent to the jurisdiction of the state and federal courts sitting in the State of New Jersey, and any Courts of Appeal therefrom, in connection with any dispute arising in connection with this Agreement or the provision by Service Provider of Services hereunder.

15.10	Use of Name.

Both parties agree that it will not use the name, logos, marks or trade names of the other party (or its affiliates), including, without limitation, in any press release or public announcement, or in the promotion of any product or service without the prior written consent of such party’s Investor Relations department. The obligations in this section shall survive expiration or termination of the Agreement.

THIS AGREEMENT WILL NOT BE CONSIDERED ACCEPTED, APPROVED, OR OTHERWISE EFFECTIVE UNTIL THE SIGNATURE OF EACH PARTY IS AFFIXED IN THE SPACE PROVIDED BELOW. PLEASE BE ADVISED THAT A FULLY EXECUTED AGREEMENT MUST BE RETURNED TO AND RECEIVED BY CCT WITHIN 60 DAYS OF THE GENERATION OF THE CONTRACT. IF NOT RECEIVED WITHIN THAT PERIOD, CCT RESERVES THE RIGHT TO RE-EVALUATE THE TERMS AND CONDITIONS OF THE AGREEMENT, INCLUDING HOLDING THE AGREEMENT NULL AND VOID.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to sign this Agreement upon the date first set forth above.

ENUMERAL BIOMEDICAL CORPORATION	CELGENE CELLULAR THERAPEUTICS

By: /s/ Arthur Tinkelenberg	By: /s/ George Matcham (Signature)

Name: Arthur Tinkelenberg, PhD	Name: George Matcham (Print)

Title: Chief Executive Officer	Title: COO & SVP

Date: March 14th 2012	Date: 3-27-12

Approved for Legal Content: 3/22/2012
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WORK ORDER Nr. 1

Work Order for assay assessment for *

Celgene Corporation and Service Provider have entered into a Master Service Provider Agreement dated March 14, 2012 (the “Agreement”) which provides that a Work Order be entered into to set out with specificity the details of a particular study and Services. The terms contained herein are pursuant to and governed by such Agreement.

This Work Order is effective as of October 29th, 2012, and shall terminate as of December 31st, 2013, and is by and between Celgene Cellular Therapeutics (a whole owned subsidiary of Celgene Corporation) with its address located at 33 Technology Drive, 2nd Floor, Warren, NJ 07059 (hereinafter “CCT”) and Enumeral Biomedical Corporation, with its address located at 1450 Broadway, 24th Floor, New York, NY 10018 (hereinafter “Service Provider”).

I.	Description of Services:

This Work Order has been generated based on the assumptions listed below:

•       Deliverable 1 – An assay using Service Provider’s technology will be designed that will encompass *. Deliverable 1 will be considered completed upon CCT’s review and approval from data of applying the assay to *.

•       Deliverable 2 – After feedback from CCT, the assay will be optimized in order to be applied to *. Deliverable 2 will be considered completed upon CCT’s review and approval of the data from applying the newly-optimized assay to *.

•       Deliverable 3 – Data comprising * and * from * and acceptable controls will be delivered to CCT. Deliverable 3 will be considered completed upon delivery and approval of data from CCT.

II.	Key Personnel

Derek Brand has been identified as Key Personnel, according to the terms of the Agreement.

III.	Payment Schedule

Service Provider will invoice Celgene for all services completed for the budget category for which a trigger has been achieved:

Milestone	Payment Amount
Initiation of project	$40,000.00
Review and Approval of data from Deliverable No. 1	*
Review and Approval of data from Deliverable No. 2	*
Completion of project (Deliverable 3)	*
Total	*

•	*, and affiliated reagents totaling an estimated *.

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Professional Costs:

Total professional costs for the services shall not exceed * and will be paid according to the following schedule, unless otherwise agreed. A final reconciliation of budget line items and services completed will be performed prior to submitting the final invoice. Such reconciliation will be evidenced in a Change Order, if required and reflected in the final invoice.

Pass-Through Costs

Total pass-through costs for the services shall not exceed * unless otherwise agreed to by both parties and shall be invoiced and reimbursed on a monthly basis.

Invoices must reference the purchase order (PO) number and are to be sent to the attention of:

Celgene Corporation

Attn: Accounts Payable

P.O. Box 1007

Summit, NJ 07902-1007

Referencing: *

Celgene shall pay the amount of each invoice received from Service Provider within forty-five (45) days of receipt by Celgene, unless Celgene has notified Service Provider within such forty-five (45) day period that it disputes any particular invoiced item(s), which dispute the parties shall attempt in good faith to resolve.

Because of the difficulty in substantiating the validity of claims for payment increases with time, Celgene reserves the right to decline to pay for expenses that are invoiced more than ninety (90) days after an expense has been incurred. In no event will Celgene pay on invoices submitted more than one hundred eighty (180) days after an expense has been incurred.

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Enumeral Biomedical Corp_Exhibit 1 to MSA_*_Final_v19October12ss_#30978 CONFIDENTIAL	Page 2 of 3

IN WITNESS WHEREOF, the parties have executed this Work Order the day and year set forth above.

Enumeral Biomedical Corporation	Celgene Corporation

By: /s/ Arthur H. Tinkelenberg	By:	Please see attached

Title: Arthur H. Tinkelenberg, President & CEO	Title:

Date: 10/19/2012	Date:

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